Exhibit 5.1

Goodwin Procter LLP Counselors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

July 9, 2014

bluebird bio, Inc.

150 Second Street, Third Floor

Cambridge, MA 02141

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated July 2, 2014 and included as Exhibit 5.1 to the automatic shelf registration statement on Form S-3 (File No. 333-197192) (the “Registration Statement”) filed on July 2, 2014 by bluebird bio, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective under the Securities Act upon filing on July 2, 2014. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on July 9, 2014 by the Company with the Commission pursuant to Rule 424(b)(5) under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 3,450,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) covered by the Registration Statement. The Shares are being sold to the Underwriters named in, and pursuant to, an Underwriting Agreement between the Company and such Underwriters, dated July 8, 2014 (the “Underwriting Agreement”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP

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